CERTIFICATE OF DESIGNATION OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SPARX HOLDINGS GROUP, INC.

Pursuant to Section 78.1995 of the

Nevada Revised Statutes

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of Sparx Holdings Group, Inc. (the “Company”) by the Articles of Incorporation, as amended, (the “Articles of Incorporation” and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock; and

RESOLVED FURTHER, that the Company is authorized to issue Series A Convertible Preferred Stock on the following terms and with the provisions herein set forth:

1. Designation and Number of Shares. Of the 5,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”), authorized pursuant to Article IV of the Articles of Incorporation, 500,000 shares are hereby designated as Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) having a stated value of One Dollar ($1.00) per share (the “Stated Value”).

2. Dividend and Distribution Rights of Stock. The Series A Convertible Preferred Stock and shares of the Company’s common stock shall be treated equally, identically, and ratably, on a per-share basis, with respect to any dividend or distribution by the Company, including in respect of distributions upon liquidation of the Corporation. No dividends shall be declared or payable in the form of Series A Convertible Preferred Stock.

3. Conversion Rights. Shares of the Series A Convertible Preferred Stock shall convert into common stock of the Company (the “Common Stock”) as follows:

(a) Limits on Conversion of Holder Shares. Notwithstanding the Designation Conversion Rights and/or anything to the contrary in the Series A Designation, the owner (the “Holder”) of shares of Series A Convertible Preferred Stock will automatically be converted into Common Stock of Sparx Holdings Group, Inc. upon the following terms:

(b) Automatic Mandatory Conversion. The Issued and outstanding Series A Convertible Preferred Stock held by Holders will automatically convert into Common Stock of Sparx Holdings Group, Inc. quoted and traded on OTC Pink Market tier under the ticker symbol SHGI on the first OTC Market Trading Day as defined below, Three Hundred Sixty-Six (366) days after the end of close of Regulation Crowdfunding offering(s) conducted by a crowdfunding intermediary registered with the Securities and Exchange Commission as a broker or funding portal (the “Conversion Date”). We may conduct multiple closings. Securities will be issued in book-entry with each closing.

(c) Conversion Price. Each share of Series A Convertible Preferred Stock will automatically convert into an equivalent dollar amount of Common Stock in book-entry form on the following basis: 65% multiplied by the five-day volume weighted average price ( “Five-Day Average VWAP”) representing a discount rate of 35%.

(d) The daily VWAP will be calculated by adding up the dollars traded for every transaction executed as published in OTC Markets Pink Sheets (price multiplied by number of shares traded) and dividing it by the total number of shares traded for the day.

(e) The final calculated Five-Day Average VWAP will be determined by averaging (taking the arithmetic mean of) the daily volume-weighted average price of Holder’s stock as published on OTC Markets Pink Sheets for each of the last full five trading days ending on and including the last trading day preceding the date of conversion. Trading day shall mean any day on which a minimum of 10,000 shares of Common stock of SHGI (“Required Minimum Shares”) is traded on the OTC Markets or other securities market on which the Common stock is then being traded. (“Trading Day”). If, in the event the Required Minimum Shares is not met on any given Trading Day, then the next transactional Trading Day will substitute as a Trading Day of the Five-Day Average VWAP. If the final Five-Day Average VWAP cannot be calculated in the manner provided above, then the fair market value as reasonably determined by the Company will be applied.

(f) Mechanics of Conversion. For the avoidance of doubt, the Stated Value of each Series A Convertible Preferred Share is $1.00 and if the Five-Day Average VWAP is $.50 for example, then each Series A Convertible Preferred Share would be converted into 3.07 shares of Common Stock. Fractional shares will be converted out to two decimal places and then rounded up to the next whole share resulting in the issuance of 4 shares of Common stock. On the Conversion Date, the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

X = y

(A)(B)

Where:

X = The number of Common Shares to be issued to the Holder, (the “Conversion Shares”).

Y = The number of Series A Convertible Preferred Shares owned by the Holder.

A = Five-Day Average VWAP (at the date of such calculation).

B = The Conversion Discount Factor of .65 represents a 35% discount rate.

4. Bonus Shares. Holder(s) owning at least 5,000 shares of the Series A Convertible Preferred Stock on the Conversion Date shall automatically receive additional shares of Common Stock on the Conversion Date for no additional consideration (“Bonus Shares”) to Holder calculated as follows:

X = (Y)(Z)

Where:

X = The number of Bonus Shares to be issued to the Holder.

Y = The number of Series A Convertible Preferred Shares owned by the Holder.

Z = The Conversion Bonus Factor of .10 represents a 10% bonus in the number of Common Shares issued to Holder.

4. Delivery of Conversion Shares Upon Conversion. As soon as practicable after the Conversion Date, the Company or its transfer agent shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Series A Convertible Preferred Stock, which Conversion Shares shall bear a restrictive legend. The Company or its transfer agent shall deliver the Conversion Shares as follows: The Company shall (i) issue to such Holder the uncertificated Conversion Shares by registering such shares with transfer agent in the Company’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such Holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Nevada Revised Statutes (“NRS”).

5. Concerning the Common Stock. The shares of Common Stock issuable upon conversion may not be sold or transferred, unless: (a) such shares are sold pursuant to an effective registration or offering statement under the Act; or (b) the Holder and the Company’s transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Common Stock to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule (“Rule 144”) or (Regulation A); or (c) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Holder who agrees to sell or otherwise transfer the shares only in accordance with this Section 5 and who is an Accredited Investor (as defined in Rule 501(a)).

6. Fundamental Transaction. In case of any reorganization, reclassification or change of the Common Stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the Corporation is the continuing entity), or any consolidation of the Company with, or merger of the Company with or into, any other entity (other than a consolidation or merger in which the Company is the continuing entity), or of any sale of the properties and assets of the Company as, or substantially as, an entirety to any other person or entity, each share of Series A Convertible Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock would have been converted prior to such transaction.

7. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Convertible Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other Holders of the Series A Convertible Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

8. Redemption. The Series A Preferred Stock does not have any redemption rights.

9. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A Convertible Preferred Stock shall have no voting rights.

10. Return of Status as Authorized Shares. Upon Conversion, the Series A Convertible Preferred Shares will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

11. Notices. All notices and other communications given or made pursuant to this Certificate of Designation shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or ( d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

All communications shall be sent to the Company at 1800d Mineral Spring Avenue, #164, North Providence, RI 02904 with attention to Jeffrey DeNunzio, Director having an email address of jeff@vfinancialgroup.com or such other email address, facsimile number or address as subsequently modified by written notice.

(a) Consent to Electronic Notice. Each Holder consents to the delivery of any stockholder notice pursuant to the NRS or superseded from time to time, by electronic transmission (or any successor thereto) at the electronic mail address set forth with crowdfunding portal. Each Holder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

12. Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New Nevada, without regard to the principles of conflict of laws thereof. Each holder agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees, or agents) shall be commenced in the state and federal courts sitting in the state of Nevada (the “Nevada Courts”). Each Holder hereto hereby irrevocably submits to the exclusive jurisdiction of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Holder at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Holder hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

13. Amendments. The Company, by or under the authority of the Board of Directors, may amend, alter, supplement, or repeal any provision of this Certificate of Designation without the consent of the majority vote of Holders of the Series A Convertible Preferred Stock at the time outstanding that may or may not adversely affect the voting powers, rights, or preferences including but not limited to as follows:

(a) The number of authorized shares of Series A Convertible Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding).

(b) Authorize or create any stock of any class or series ranking senior to or on an equal level with the Series A Convertible Preferred Stock in the distribution of assets on any liquidation of the Company or in the payment of dividends.

(c) Merge or consolidate the Company with and into any other Company.

(d) Purchase or redeem any shares of any series of stock ranking junior or on parity with the Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation as of this 15th day of March, 2024.

SPARX HOLDINGS GROUP, INC.

By: /s/ Cassandra DeNunzio

Cassandra DeNunzio,

Its President & Chief Executive Officer